Exhibit 5.1

February 28, 2017

Expedia, Inc.

333 108th Ave Northeast

Bellevue, Washington 98004

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. Pursuant to the Registration Statement, the Company is registering under the Act up to 175,040 shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) to be issued pursuant to the Share Purchase Agreement dated as of December 21, 2012, by and among the Company, trivago GmbH, a German limited liability company (“trivago”), a wholly owned subsidiary of the Company and the shareholders of trivago, filed as an exhibit to the Registration Statement (the “Purchase Agreement”). The Common Stock is to be sold by the selling stockholders from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus.

We have examined the Registration Statement and such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We are opining herein as to the effect on the subject transactions only of the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

Based on such examination and subject to the assumptions and limitations set forth herein, we are of the opinion that the shares of Common Stock to be registered for resale under the Registration Statement, when such shares are issued in accordance with the terms of the Purchase Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the use of our name wherever it appears in the Registration Statement, the Prospectus, and in any amendment or supplement thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati